Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

among

ASPYRA, INC.

as Issuer,

JAY WEIL

As Collateral Agent

and

THE PERSONS LISTED ON THE SIGNATURE PAGES HERETO

as Purchasers

March 26, 2008

EXHIBITS

Exhibit A	Form of Secured Convertible Note
Exhibit B	Form of Registration Rights Agreement
Exhibit C-1	Form of Security Agreement
Exhibit C-2	Form of Notice of Collateral Assignment of Security Interest in Patent Applications
Exhibit C-3	Form of Notice of Collateral Assignment of Security Interest in Trademarks
Exhibit C-4	Form of Notice of Collateral Assignment of Security Interest in Copyrights
Exhibit D	Form of Warrant
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Accredited Investor Questionnaire
Exhibit G	Form of Legal Opinion of Issuer’s Counsel

SCHEDULES

Schedule 3.1.4	Required Actions
Schedule 3.1.6	Capitalization
Schedule 3.1.9	Brokerage or Finder’s Fees
Schedule 3.1.20	Intellectual Property

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is made as of March 26, 2008 among ASPYRA, INC., a California corporation (“Issuer”), Jay Weil, as Collateral Agent (the “Collateral Agent”) and the persons listed on the signature pages hereto (“Purchasers”).

For value received, the parties agree as follows:

1.                                      DEFINITIONS

1.1                               Definitions.  In this Agreement:

“Affiliate” of a Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Principal Market is closed or on which banks in the City of New York are required or authorized by law to be closed

“Common Stock” means common stock of Issuer, no par value, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, any successor act of Congress, and the regulations promulgated thereunder, as amended from time to time.

“Exempt Issuance” means the issuance of (a) options to purchase Common Stock and/or Common Stock to employees, officers, directors or consultants of the Issuer pursuant to any plan duly adopted for such purpose by the Board of Directors of the Issuer; provided that the total number of shares of Common Stock issued plus the total number of shares of Common Stock issuable upon exercise of options shall not exceed 1,500,000 shares of the Issuer’s Common Stock, (b)  securities issuable upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, other than options referred to in clause (a), provided that such Securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities (subject to adjustment for forward and reverse stock splits, stock dividends, recapitalizations and the like that occur after the date hereof), (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer (i.e., directors that do not have an interest in the counter-party in any such acquisition or strategic transaction), provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Issuer and in which the Issuer receives benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and provided, further, that the issuance of securities in one transaction or a series of related transactions constituting or which are convertible into or exchangeable for a number of shares  of Common Stock which is more than 19.9% of the outstanding shares of

Common Stock on the date a definitive  agreement related to the issuance of such securities is entered into by the Issuer shall also require the approval of the holders of  a majority of the outstanding principal amount of the Notes (the “Required Holders”) if the outstanding principal amount of the Notes then exceeds $500,000.

“Event of Default” has the meaning specified in the Notes.

“Issuer’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Issuer, after due inquiry.

“Material Adverse Effect” means a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Issuer, or a material adverse effect on Issuer’s ability to perform its obligations under the Transaction Documents.

“Note” means each secured, convertible loan note issued by Issuer to a Purchaser pursuant to this Agreement, and Notes means some or all such Notes together, as the context requires.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the American Stock Exchange or the principal exchange, market or quotation system on which the Common Stock is then listed, traded or quoted.

“Proceeding” means any action, claim, suit, arbitration, inquiry, notice of violation, investigation or other proceeding.

“SEC” means the U.S. Securities and Exchange Commission and any successor Person.

“Securities” means the Notes, Warrants and other Registrable Securities.

“Securities Act” means the U.S. Securities Act of 1933, any successor act of Congress, and the regulations promulgated thereunder, as amended from time to time.

“Transaction Documents” means this Agreement, the Notes, the Registration Rights Agreement, the Security Agreement, the Warrants, the Escrow Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrant” means each Common Stock purchase warrant issued by Issuer to a Purchaser pursuant to this Agreement, and Warrants means some or all of such Warrants together, as the context requires.

2.                                      PURCHASE AND SALE OF NOTES AND WARRANTS

2.1          Commitment. Upon and subject to the terms and conditions set forth herein, each Purchaser hereby subscribes for and commits to purchase from Issuer, and Issuer hereby reserves for issuance and commits to issue and sell to each Purchaser, a Note in the face amount, and a Warrant covering the number of shares of Common Stock, set forth on such Purchaser’s signature page to this Agreement, for the subscription price set forth on such signature page (the “Subscription Price”).

2.2          Minimum and Maximum Amounts.  Each Note and Warrant will be issued as part of a series of issuances of one or more Notes and Warrants for (a) a minimum cumulative Subscription Price for all participating Purchasers of $2,000,000, and (b) a maximum cumulative Subscription Price for all Purchasers of $3,000,000.

2.3                               Terms of Notes.  Each Note will:

2.3.1                     be substantially in the form attached hereto as Exhibit A;

2.3.2       be issued in a face amount equal to 100% of the Subscription Price paid by the Purchaser;

2.3.3       mature, and be due and payable in full, on the second anniversary of the Closing Date (the “Maturity Date”);

2.3.4       bear interest at the rate of 8% per annum compounded on each July 15 and January 15 during which any portion of principal of the Note shall remain outstanding and bear interest at the rate of 24% per annum upon the occurrence and during the continuance of any Event of Default;

2.3.5       be convertible at any time and from time to time prior to repayment, at the option of the holder or, under the circumstances described therein, at the option of Issuer, into that number of shares of Common Stock equal to quotient obtained by dividing (a) the principal and interest of the Note being converted, by (b) the conversion price of the Note, which will initially be $0.55 and be subject to adjustment in certain circumstances as set forth in the Note;

2.3.6       entitle the holder to have Issuer register the Common Stock issuable upon conversion of the Note with the SEC under the Securities Act pursuant to the registration rights agreement (the “Registration Rights Agreement”) to be entered into among Issuer, the Purchasers and the placement agent for the securities contemplated herein, in substantially the form attached hereto as Exhibit B;

2.3.7       be secured, pari passu with all other Notes, as to repayment, by a  security interest in all of Issuer’s assets, including its intellectual property rights, which security interest shall be subordinate to the security interest in such assets held by the Bank, but which security interest shall have priority with respect any other person, firm or entity,  pursuant to a security agreement, in substantially the form attached hereto as Exhibit C-1, to be given by Issuer to the Collateral Agent in favor of the Purchasers (the “Security Agreement”) and Collateral Assignments of Patents, Trademarks and Copyrights, in substantially the forms attached hereto as Exhibit C-2, Exhibit C-3 and Exhibit C-4, respectively (collectively, the “Collateral Assignments”);

2.3.8       not be prepayable by Issuer without the written consent of the holder;

2.3.9       only be repaid by Issuer, in whole or in part, pro rata, based on relative outstanding amounts, with all other outstanding Notes at the time of each such repayment; and

2.3.10     not be transferable by the Purchaser or any subsequent holder, except in accordance with Section 5.1 hereof..

2.4          Terms of Warrants.  Each Warrant will:

2.4.1       be in substantially the form attached hereto as Exhibit D;

2.4.2       entitle the holder to purchase such number of shares of Common Stock as shall equal the total number of shares of Common Stock which shall initially be issuable upon conversion of the related Note  issued to the Purchaser;

2.4.3       entitle the holder to have Issuer register the Common Stock issuable upon exercise of the Warrant with the SEC under the Securities Act pursuant to the Registration Rights Agreement;

2.4.4       be exercisable, in whole or in part, from time to time from the date of issuance through the third anniversary of the Closing Date, in cash, at the price of $0.55 per share, subject to adjustment in certain circumstances as set forth in the Warrant;

2.4.5       entitle the holder to cashless exercise, which will result in the holder receiving that number of shares of Common Stock equal to (a) the excess of the fair market value (as defined therein) per share over the exercise price per share at the date of exercise, multiplied by (b) the total number of shares as to which exercised, and then divided by (c) the fair market value per share; and

2.4.6       not be transferable by the Purchaser or any subsequent holder except in accordance with Section 5.1 hereof.

2.5          Subscription Documents and Payments.  Each Purchaser has delivered, or will deliver, the following concurrently with such Purchaser’s execution and delivery of this Agreement:

2.5.1       a counterpart, executed by such Purchaser, of the Registration Rights Agreement;

2.5.2       a counterpart, executed by such Purchaser, of the escrow agreement (the “Escrow Agreement”) to be entered into among Issuer, Purchasers, Great American Investors, Inc. (the “Placement Agent”) and Signature Bank,  as escrow agent (“Escrow Agent”), in substantially the form attached hereto as Exhibit E;

2.5.3       payment to Escrow Agent of the Subscription Price for the Note and Warrant subscribed for by such Purchaser; and

2.5.4       a fully completed and signed accredited investor questionnaire (the “Investor Questionnaire”) with respect to such Purchaser, in substantially the form attached hereto as Exhibit F.

2.6          Purchaser Conditions Precedent.  The obligations of each Purchaser to consummate the transactions contemplated in Section 2.1 are subject to the satisfaction of the following conditions precedent on or prior to the Closing Date (as defined in Section 2.8):

2.6.1       Issuer and the Collateral Agent will have executed and delivered to the Purchaser this Agreement, and Issuer will have countersigned such Purchaser’s signature page to this Agreement;

2.6.2       Issuer shall have executed and delivered to the Purchaser and the Placement Agent the Registration Rights Agreement and Issuer shall have executed to the Purchasers the Securities to which such Purchaser is entitles as of the Closing Date;

2.6.3       Issuer and the Collateral Agent will have executed and delivered to the Purchaser the Security Agreement and such additional financing statements, collateral assignments and other instruments and documents as may be necessary or prudent, in the reasonable discretion of the Purchaser and the Collateral Agent, to perfect the security interests of the Purchasers under the Security Agreement;

2.6.4       Issuer, the Placement Agent and the Escrow Agent will have executed and delivered to the Purchaser the Escrow Agreement;

2.6.5       Issuer shall have accepted subscriptions for and a cumulative Subscription Price of at least $2,000,000 must be available for release by Escrow Agent to Issuer;

2.6.6       at the Closing, the Issuer shall have delivered a bring-down certificate signed by the Chief Executive Officer of the Issuer to the effect that, as of the Closing Date, (a) the Issuer has performed all obligations required to be performed hereunder at or before the Closing, (b) Issuer has not defaulted hereunder, and (c) all representations and warranties of Issuer herein and in the other Transaction Documents are true and correct as of the Closing Date;

2.6.7       Issuer’s counsel shall have delivered to the Purchaser a legal opinion in substantially the form attached hereto as Exhibit G; and

2.6.8       Each director and officer shall have delivered to the Purchaser a lock-up agreement in substantially the form attached hereto as Exhibit H.

2.6.9       There shall have occurred no material adverse change in the Issuer’s consolidated business or financial condition since the date of the Issuer’s most recent financial statements filed with the SEC.

2.6.10     There shall be no injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents.

2.6.11     The Issuer shall have obtained all necessary waivers from Western Commercial Bank (the “Bank”) with respect to its Senior Secured Loan permitting the Issuer to enter into the Transaction Documents.

2.6.12     The Issuer shall have paid the expenses described in 7.1 of this Agreement.

2.6.13     The Issuer shall have entered into new agreements or amended its existing agreements with the Bank regarding an accounts receivable line of credit from the Bank on terms satisfactory to the Purchasers.

2.7          Issuer’s Conditions Precedent.  The obligations of the Issuer to consummate the transactions contemplated in Section 2.1 are subject to the satisfaction of the following conditions precedent on or prior to the Closing Date with respect to the relevant Purchaser:

2.7.1       such Purchaser must have executed and delivered to the Issuer a fully completed signature page to this Agreement for such Purchaser;

2.7.2       such Purchaser must have executed and delivered to the Issuer a counterpart of the Registration Rights Agreement;

2.7.3       the Collateral Agent must have executed and delivered to the Issuer this Agreement and the Security Agreement;

2.7.4       such Purchaser and the Escrow Agent must have executed and delivered to the Issuer the Escrow Agreement;

2.7.5       Issuer must have received from such Purchaser a fully completed Investor Questionnaire, and must have found the contents of such questionnaire to be satisfactory in the Issuer’s sole discretion;

2.7.6       The Issuer must have received confirmation from the Escrow Agent that it has received the Subscription Price payable by such Purchaser; and

2.7.7       a cumulative Subscription Price of at least $2,000,000 must be available for release by Escrow Agent to Issuer.

2.7.8       There shall be no injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents.

2.7.9       The Issuer shall have obtained all necessary waivers from Western Commercial Bank with respect to its Senior Secured Loan permitting the Issuer to enter into the Transaction Documents.

2.8          Closing. The transactions contemplated in Section 2.1 will be consummated in one closing (the “Closing”), which will be held on the date(s) designated by Purchaser that occur (a) on or after the date hereof and (b) on or before March 31, 2008 (the “Closing Date”).  At the Closing:

2.8.1       Issuer will execute and deliver to each Purchaser a signature page to this Agreement with respect to each Purchaser participating in such Closing;

2.8.2       Issuer will issue the relevant Note(s) and Warrant(s) to each such Purchaser;

2.8.3       commencing with the Closing, Collateral Agent may take all actions reasonably necessary or appropriate perfect the security interests under the Security Agreement; and

2.8.4       the Issuer and the Collateral Agent will jointly instruct the Escrow Agent to release the Subscription Price paid by the relevant Purchaser(s) to the Issuer and/or to make such other permitted payment(s) as the Issuer may instruct.

2.9          Cancellation and Refund.  If the Closing of any Purchaser’s subscription has not occurred prior to March 31, 2008, or if, at any earlier date, events occur that preclude the conditions precedent to Closing such Purchaser’s subscription from occurring, and such Purchaser has not consented to otherwise extend the Closing Date, then the Escrow Agent will refund such Purchaser’s Subscription Price and the subscription by such Purchaser to purchase the Notes and Warrants will automatically be cancelled.

3.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1          Representations, Warranties and Covenants of Issuer.  Issuer represents, warrants and covenants to Collateral Agent and Purchasers that:

3.1.1       Organization and Qualification. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with the requisite power and authority, subject to the Issuer’s obtaining the Shareholder Approval (as such term is defined in Section 4.2.6),  to enter into the Transaction Documents and to own, lease and use its properties and assets and to carry on its business as currently conducted.  Issuer is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business as necessary, except where the failure to be so qualified would not have a Material Adverse Effect, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.1.2       Authorization; Enforcement. Subject to Issuer’s performing the Required Actions (as such term is defined in Section 3.1.4), the Issuer has the requisite corporate power and authority to enter into and perform all of the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Issuer have been duly authorized by all necessary corporate action by Issuer and no further consent or action is required by Issuer, its board of directors or its shareholders (other than the Issuer’s obtaining Shareholder Approval) in connection therewith, other than actions necessary to satisfy Issuer’s post-Closing obligations under the Transaction Documents, which actions could not be authorized in advance. Subject to the Issuer’s performing the Required Actions, each Transaction Document, when duly executed by the Issuer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.1.3       No Conflicts. Subject to the Issuer’s performing the Required Actions, the execution, delivery and performance of the Transaction Documents by the Issuer do not and will not: (a) conflict with or violate Issuer’s articles of incorporation or bylaws, as amended to date, (b) conflict with, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien on any asset of the Issuer pursuant to, or give others any right to terminate, amend, accelerate or cancel (with or without notice, lapse of time or both), any agreement, credit facility, debt or other instrument (evidencing any Issuer debt or otherwise) or other understanding to which the Issuer is a party or by which any asset of Issuer is bound or affected, or (c) subject to any Required Actions (as such term is hereinafter defined), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Issuer is subject (including U.S. federal and state securities laws and regulations), or by which any asset of the Issuer is bound or affected, except, in the case of each of clauses (b) and (c), such as could not have or reasonably be expected to result in a Material Adverse Effect.  There is no Proceeding pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer or its assets before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which adversely affects or challenges the legality, validity or enforceability of any Transaction Document.

3.1.4       Required Actions. Except for (a) filings required pursuant to the Registration Rights Agreement, (b) any filings required under applicable federal and/or state securities laws, (c) the making of any filings, or the obtaining of any approvals required by the American Stock Exchange, including obtaining Shareholder Approval, (d) the making of the Amendment Filing (collectively, the “Required Actions”) and (e)  as disclosed on Schedule 3.1.4 attached hereto, Issuer is not required to take any action or obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance of the Transaction Documents.

3.1.5       Issuance of the Securities. Subject to the Issuer’s performing the Required Actions, the Notes, Warrants and shares of Common Stock issuable upon conversion of the Notes and/or exercise of the Warrants (collectively, the “Registrable Securities”) are duly authorized and, when issued and paid for in accordance with this Agreement, the Notes and the Warrants, will be duly and validly issued, free and clear of all liens, claims and encumbrances imposed by Issuer other than those provided for in the Transaction Documents, and will be issued in compliance with an exemption from registration under all applicable U.S. federal securities laws. The Issuer has reserved from the Issuer’s authorized but unissued Common Stock the maximum number of shares it may currently reserve in connection with the issuance of such Common Stock upon the conversion of the Notes and exercise of the Warrants. Within four Business Days after the  Shareholder Approval is obtained the Issuer shall make the Amendment Filing and within four Business Days after the Amendment Filing is made the Issuer shall reserve from its duly authorized, but unissued Common Stock such additional number of shares as required so that there shall then be reserved for issuance an aggregate of 125% of the Common Stock then issuable upon the conversion of the Notes and exercise of the Warrants.

3.1.6       Capitalization. Schedule 3.1.6 sets forth the capitalization of Issuer as of the date hereof, before giving effect to the issuance of the Securities pursuant hereto, including the amount and kind of authorized shares, the number of each kind of shares issued and outstanding, the number of shares issued and held as treasury stock, and the number of shares reserved for issuance pursuant to Issuer’s stock option plans and all outstanding securities convertible into or exchangeable for any shares of Issuer, including a description of the relevant options, convertible securities and exchangeable securities.  Except as set forth in Schedule 3.1.6, no Person has any right of first refusal, preemptive right, right of participation, anti-dilution right or any similar right to participate in, or that is triggered by, the transactions contemplated by the Transaction Documents.

3.1.7       SEC Reports.  Issuer is currently required to file information, documents and reports with the SEC pursuant to Section 13(a) of the Exchange Act, and Issuer has filed all such reports and schedules, forms, statements and other documents required to be filed by Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two year period preceding the date hereof (or such shorter period as Issuer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates of filing with the SEC, the SEC Reports, together with any amendments thereto, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act.  No SEC Report, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.  There is nothing that would be deemed to be of a materially negative nature to a potential investor in the Common Stock that has not been disclosed in the SEC Reports.

3.1.8       Financial Statements.  The financial statements of Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the SEC’s rules and regulations with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied, except as may be otherwise specified therein or the notes thereto and except that un-audited financial statements may not contain all required notes and are subject to routine year-end adjustments that are not material in the aggregate.  Such financial statements fairly present in all material respects the financial position of Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of un-audited statements, to normal, year-end audit adjustments as referred to above.

3.1.9       Brokerage or Finder’s Fees.  Other than as set forth on Schedule 3.1.9, no brokerage, success or finder’s fee or commission is or will be payable by Issuer to any broker, financial adviser or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

3.1.10     Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by Issuer to Purchaser as contemplated hereby.

3.1.11     Investment Company. Issuer is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Issuer will conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

3.1.12     Absence of Certain Changes.  Other than as disclosed on exhibit 3.1.12, since September 30, 2007, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Issuer, or clearly evident to a sophisticated institutional investor from the  SEC Documents, including, without limitation:

a. any change in the consolidated assets, liabilities, financial condition or operating results of the Issuer from that reflected in the financial statements included in the Issuer’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

b. any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Issuer, or any redemption or repurchase of any securities of the Issuer;

c. any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Issuer or its subsidiaries;

d. any waiver, not in the ordinary course of business, by the Issuer or     any subsidiary of a material right or of a material debt owed to it;

e. any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation by the Issuer or a subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Issuer and its subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

f.  any change or amendment to the Issuer’s Articles of Incorporation or By-laws, or material change to any material contract or arrangement by which the Issuer or any subsidiary is bound or to which any of their respective assets or properties is subject;

g. any material labor difficulties or labor union organizing activities with respect to employees of the Issuer or any subsidiary;

h.  any material transaction entered into by the Issuer or a subsidiary other than in the ordinary course of business;

i.  the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Issuer or any subsidiary;

j. the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

k. any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

3.1.13     Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, or self-regulatory organization or body pending or, to the Issuer’s Knowledge or any of its subsidiaries, threatened against or affecting the Issuer, any of its subsidiaries, or any of their respective directors or officers in their capacities as such.  There are no facts known to the Issuer which, if known by a potential claimant or governmental authority, could reasonably be expected to give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Issuer or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect.

3.1.14     Tax Matters.  The Issuer and each of its subsidiaries has timely prepared and filed all tax returns required to have been filed by the Issuer or such subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it.  The charges, accruals and reserves on the books of the Issuer in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Issuer or any subsidiary nor, to the Issuer’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Issuer and its subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Issuer or any subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.

There are no tax liens or claims pending or, to the Issuer’s Knowledge, threatened, against the Issuer or any subsidiary or any of their respective assets or property.  There are no outstanding tax sharing agreements or other such arrangements between the Issuer and any subsidiary or other corporation or entity. No transfer or other taxes are required to be paid in connection with the issuance and sale of any of the Securities.

3.1.15     Transactions with Affiliates.  Except as disclosed in the SEC Documents, and except for a (ii) bridge loan in the amount of $200,000, made to the Issuer by TITAB LLC, whose managing member is Brad Peters, a former director of the Issuer, on January 28, 2008, and (ii) bridge loan in the amount of $100,000, made to the Issuer by C. Ian Sym-Smith, a director of the Issuer, on January 28, 2008, which loans are being automatically converted to notes with the same terms and conditions as the Notes issued pursuant to this Agreement on the Closing Date, none of the officers or directors of the Issuer and, to the Issuer’s Knowledge, none of the employees of the Issuer, is presently a party to any transaction with the Issuer or any subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Issuer’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.1.16     Internal Controls.  The Issuer and the subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.  The Issuer maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles in the United States and the applicable requirements of the Exchange Act. The Issuer’s officers certified to the Issuer’s internal controls as of the filing of the Issuer’s Form 10-QSB for the quarter ended September 30, 2007 and since that date, that there have been no significant changes in the Issuer’s internal controls (as such term is defined in Section 307(b) of Regulation S-K) or, to the Issuer’s Knowledge, any other facts that would significantly affect the Issuer’s internal controls.  The Issuer is not required at this date to certify its internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and has not taken any steps necessary to evaluate its internal controls to determine whether it will be able to take such a certification.

3.1.17     Acknowledgment Regarding Purchaser’s Purchase of the Securities.  The Issuer acknowledges and agrees that Purchaser is not acting as a financial advisor or fiduciary of the Issuer (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, that this Agreement and the transaction contemplated hereby, and the relationship between each Purchaser and the Issuer, are “arms-length,” and that any statement made by Purchaser (except as set forth in Section 3.2), or any of its representatives or agents, in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation, is merely incidental to Purchaser’s purchase of the Securities and has not been relied upon as such in any way by the Issuer, its officers or directors.  The Issuer further represents to Purchaser that the Issuer’s decision to enter into this Agreement and the transactions contemplated hereby has been based solely on an independent evaluation by the Issuer and its representatives.

3.1.18     No General Solicitation.  To the best of the Issuer’s knowledge, neither the Placement Agent nor any distributor participating on the Issuer’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Issuer, or any such distributor, has conducted any “general solicitation,” as described in Rule 502(c) under Regulation D, with respect to any of the Securities being offered hereby.

3.1.19     No Integrated Offering.  Neither the Issuer, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from the registration under the Securities Act pursuant to the provisions of Regulation D.  The transactions contemplated hereby are exempt from the registration requirements of the Securities Act, assuming the accuracy of the representations and warranties herein contained of each Purchaser.

3.1.20     Intellectual Property.

(a)           To the Issuer’s Knowledge, all Intellectual Property of the Issuer and its subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable, except where the failure to be in compliance or to be valid and enforceable has not and could not reasonably be expected to have a Material Adverse Effect on the Issuer and its subsidiaries taken as a whole.  No Intellectual Property of the Issuer or its subsidiaries which is necessary for the conduct of Issuer’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Issuer’s Knowledge, no such action is threatened.  No patent of the Issuer or its subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.  “Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

(b)           All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Issuer’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Issuer or any subsidiary is a party or by which any of their assets are bound (other than  generally commercially available, non custom, off the shelf software application programs having a retail acquisition price of less than $10,000 per license)

(collectively, “License Agreements”) are valid and binding obligations of the Issuer or its subsidiaries that are parties thereto and, to the Issuer’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Issuer or any of its subsidiaries under any such License Agreement.

(c)           Other than as set forth on Schedule 3.1.20, the Issuer and its subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Issuer’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Issuer’s and its subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Issuer’s and its subsidiaries’ businesses.  The Issuer and its subsidiaries have a valid and enforceable right to use all third party Intellectual Property and confidential information used or held for use in the respective businesses of the Issuer and its subsidiaries.

(d)           To the Issuer’s Knowledge, the conduct of the Issuer’s and its subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Issuer’s Knowledge, the Intellectual Property and confidential information of the Issuer and its subsidiaries which are necessary for the conduct of Issuer’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party.  There is no litigation or order pending or outstanding or, to the Issuer’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or confidential information of the Issuer and its subsidiaries and the Issuer’s and its subsidiaries’ use of any Intellectual Property or confidential information owned by a third party, and, to the Issuer’s Knowledge, there is no valid basis for the same.

(e)           The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Issuer’s or any of its subsidiaries’ ownership or right to use any of the Intellectual Property or confidential information which is necessary for the conduct of Issuer’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f)            The Issuer and its subsidiaries have taken reasonable steps to protect the Issuer’s and its subsidiaries’ rights in their Intellectual Property.  Each employee, consultant and contractor who has had access to confidential information which is necessary for the conduct of Issuer’s and each of its subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such confidential information and has executed appropriate agreements that are substantially consistent with the Issuer’s standard forms thereof.  Except under confidentiality obligations, there has been no material disclosure of any of the Issuer’s or its subsidiaries’ confidential information to any third party.

3.1.21     Environmental Matters.  Neither the Issuer nor any subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws; and there is no pending or, to the Issuer’s Knowledge, threatened investigation that might lead to such a claim.

3.1.22     Certificates, Authorities and Permits.  The Issuer and each subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Issuer nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Issuer or such subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

3.1.23     Key Employees.  No Key Employee, to the Issuer’s Knowledge, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Issuer or any of its subsidiaries to any liability with respect to any of the foregoing matters.  No Key Employee has, to the Issuer’s Knowledge, any intention to terminate his employment with, or services to, the Issuer or any of its subsidiaries. “Key Employee” means any executive officer of the Issuer or any of its subsidiaries, as applicable.

3.1.24     Labor Matters.

(a) The Issuer is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations.  The Issuer has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)  There are no labor disputes existing, or to the Issuer’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Issuer’s employees, (B) there are no unfair labor practices or petitions for election pending or, to the Issuer’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Issuer’s employees, (C) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Issuer and (D) to the Issuer’s Knowledge, the Issuer enjoys good labor and employee relations with its employees and labor organizations.

(c)  To the Issuer’s Knowledge, the Issuer is, and at all times has been, in full compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.  There are no claims pending against the Issuer before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

(d)  The Issuer is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 2806(b) of the Internal Revenue Code.

3.1.25     ERISA.  The Issuer does not maintain or contribute to, or have any obligation under, any an employee pension benefit plan (as defined in the Employee Retirement Income Security Act of 1978, as amended (“ERISA”)) maintained by the Issuer for employees of the Issuer or any of its Affiliates.  The Issuer is in compliance in all material respects with the presently applicable provisions of ERISA and the United States Internal Revenue Code of 1986, as amended, with respect to each employee pension benefit plan, except in any such case for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.2          Representations, Warranties and Covenants of Purchasers.  Each Purchaser represents, warrants and covenants to Issuer, with respect to itself only and not the other Purchasers, as follows:

3.2.1       Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and perform the Transaction Documents. The execution, delivery and performance of the Transaction Documents by such Purchaser have been duly authorized by all necessary action by such Purchaser. Each Transaction Document to which such Purchaser is a party has been duly executed by it and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.2       Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state or foreign securities law.  Such Purchaser is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any such Securities in violation of the Securities Act, any applicable state securities law and/or any foreign laws and has no direct or indirect arrangement or understandings with any other Person to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities in compliance with applicable U.S. federal and state and foreign securities laws) in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

3.2.3       Purchaser Status. At the time such Purchaser was offered the Securities and as of the date hereof, either (a) it was and is an “accredited investor” as that term is defined under Regulation D, or (b) it was not and is not a “U.S. Person” as that term is defined in Rule 902(o) of Regulation S and the sale of the Securities constituted an “offshore transaction” as that term is defined in Rule 902(i) of Regulation S, and that all statements and answers provided to Issuer by such Purchaser in its Investor Questionnaire are true and accurate as of the date given and as of the date of the  Closing.

3.2.4       Experience of Purchaser. Such Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

3.2.5       General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.2.6       Available Information.  Such Purchaser acknowledges that, prior to executing this Agreement, it has been given an opportunity to ask questions of and receive answers from, Issuer concerning the terms and conditions of the offering of the Securities and to obtain any other information that it has requested with respect to Issuer’s operations and its proposed investment in Issuer in order to evaluate the investment and verify the accuracy of all information furnished to it regarding Issuer; and access to all of the SEC Reports that have been filed on Issuer’s behalf with the SEC.

3.2.7       Acknowledgment Regarding Investment by Placement Agent and Affiliates. Such Purchaser acknowledges that officers, directors, employees and agents of the Placement Agent may also purchase the Securities on the same terms as the Purchaser and without the investment by such persons, the minimum cumulative Subscription Price under Section 2.2 of this Agreement necessary to satisfy a condition for closing of the sale of any Notes and Warrants hereunder may not have otherwise occurred.

4.                                      ISSUER COVENANTS

4.1.         Use of Proceeds.  Issuer may use the proceeds from the issuance of the Notes and Warrants only for working capital purposes, including the payment of current liabilities existing at Closing.

4.2.         Affirmative Covenants.

4.2.1       Board Matters.  Until such time as all Notes have been either fully repaid or fully converted into Common Stock, Issuer will maintain a board comprised of 7 (seven) directors and will use all reasonable efforts to keep all board positions continuously filled with suitably qualified individuals, and to keep vacancies to a minimum, so as to provide Issuer with adequate corporate governance resources.  During such period, Issuer will also procure and maintain directors and officer’s liability insurance with customary liability limits and coverage terms. For purposes of this Section 4.2.1, a suitably qualified director candidate will be someone (1) with qualifications and strengths that balance and complement the qualifications and strengths of other board members, (2) who possesses independence, knowledge, judgment, character, leadership skills, requisite education and relevant experience, and (3) who has a high moral standing and is not currently and has not previously been the subject of any Proceedings, whether or not convicted of any wrongdoing, that call into question such person’s character, judgment or integrity.     Notwithstanding the foregoing, so long as any principal or interest on any of the Notes is outstanding, the holders of the Notes shall have the right to appoint a non-voting representative (the “Observer”) to attend meetings of the board of directors of the Issuer, to change the representative so appointed at any time and, upon the resignation of such representative for any reason, to reappoint such a representative.  Issuer shall provide the Observer with a copy of any materials to be distributed or discussed at such meetings at the same time as provided to members of the Board.  Nothing herein shall require Issuer to change the place or time of any meeting for which notice has been provided by Issuer to the Observer simultaneously with that provided to Issuer’s directors.  Observer will be expected to conduct himself or herself in accordance with those reasonable rules of order applicable to members of Issuer’s board of directors and not otherwise to interfere with or disrupt the conduct of business by Issuer’s board of directors, and will be subject to dismissal (and subsequently replacement by his or her appointers) for failure to comply therewith.  Upon presentation of reasonable documentation therefore, Issuer shall promptly reimburse the Observer for all reasonable and necessary out of pocket expenses actually incurred by the Observer in attending any meeting of the board of directors, but Observer will not otherwise be compensated for attending and observing meetings of Issuer’s board of directors.  As a condition precedent to attending meetings of Issuer’s board of directors and receiving materials distributed or discussed at such meetings, Observer must execute and deliver a non-disclosure agreement in favor of Issuer pursuant to which Observer undertakes contractual duties respecting his or her use and disclosure of all confidential and proprietary information of Issuer contained therein of similar scope to those duties by which members of  Issuer’s board of directors are bound.

4.2.2       Reservation of Shares. Until such time as all Notes have been either fully repaid or fully converted into Common Stock, Issuer will maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

4.2.3       Filing of SEC Reports. Until such time as all Notes have been either fully repaid or fully converted into Common Stock, Issuer will timely file with the SEC all periodic reports (including exhibits thereto) required under the Exchange Act, including, without limitation, all such current reports on Form 8-K that are necessary to describe the terms of the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, the Issuer agrees that it will:

(a)           on or prior to 8:30 a.m. (eastern time) on the second Business Day following the date of this Agreement, if required, issue a press release disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and

(b)           if required, on or prior to 5:00 p.m. (Eastern Standard Time) on the fourth Business Day following the date of this Agreement, file with the SEC a Current Report on Form 8-K disclosing the material terms of and including as exhibits this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that each Purchaser shall have a reasonable opportunity to review and comment on any such press release, if required, or Form 8-K prior to the issuance or filing thereof; and provided, further, that if the Issuer fails to issue a press release disclosing the material terms of this Agreement and the other Transaction Documents within the time frames described herein, if required to be filed, any Purchaser or the Placement Agent may issue a press release disclosing such information subject to notice to, and consent by, the Issuer, which consent shall not be unreasonably withheld.  Thereafter, the Issuer shall timely file all filings and notices required by the SEC or applicable law with respect to the transactions contemplated hereby.

4.2.4       Existence and Compliance.  Until such time as all Notes have been either fully repaid or fully converted into Common Stock, the Issuer agrees that it will, and will cause each of its subsidiaries to,:

(a)           maintain its corporate existence in good standing;

(b)           comply with all governmental requirements applicable to the operation of its business, except for instances of noncompliance that are immaterial;

(c)           comply with all agreements, documents and instruments binding on it or affecting its properties or business, except for instances of noncompliance that are immaterial; and

(d)           ensure that the Common Stock is at all times listed and quoted on the Principal Market.

4.2.5       Notice of Event of Default.  Upon the occurrence of an Event of Default, the Issuer shall (i) notify the Purchasers of the nature of such Event of Default as soon as practicable (but in no event later than one Business Day after the Issuer becomes aware of such Event of Default), and (ii) not later than two Business Days after delivering such notice to the Purchasers, issue a press release disclosing such Event of Default and take such other actions as may be necessary to ensure that none of the Purchasers are in the possession of material, nonpublic information as a result of receiving such notice from the Issuer.

4.2.6       Shareholder Approval.   Within 120 days after the Closing Date, at a  meeting of its shareholders held upon requisite notice and pursuant to the rules and regulations of American Stock Exchange, the Issuer shall obtain the approval of its shareholders (i) for the issuance and/or potential issuance of all shares of Common Stock which may be issued pursuant to the conversion of the Notes and the exercise of the Warrants equal to 19.99 percent or more of Common Stock in connection with this Agreement that and (ii) to amend its Certificate of Incorporation to increase the number of shares of its Common Stock that it is authorized to issue to 40,000,000 shares   (collectively,  “Shareholder Approval”).

4.2.7       Amendment of Certificate of Incorporation.   Promptly following the Issuer’s Obtaining Shareholder Approval, it shall file a Certificate of Amendment to its Certificate of Incorporation with the State of California to increase the number of shares of Common Stock that it is authorized to issue to 40,000,000 shares of Common Stock (the “Amendment Filing”).

4.2.8       American Stock Exchange Additional Shares Listing.  Within 21 days after the Issuer’s obtaining Shareholder Approval, the American Stock Exchange shall have approved for listing upon issuance all shares of the Issuer’s Common Stock issuable upon conversion of the Notes and Warrants to be sold pursuant to this Agreement.

4.3.         Negative Covenants.  Until each Note has been fully repaid and/or fully converted into Common Stock, the Issuer covenants with the holder thereof that the Issuer will not:

4.3.1    without the prior approval (not to be unreasonably withheld or delayed), of the Required Holders, create, incur, assume or guarantee any indebtedness or contractual or other non-cancelable commitment requiring Issuer to make cash payments, individually or in the aggregate with respect to the same obligee, of $10,000 or more (other than success fees or other similar contingent commitments relating to future financings by the Issuer provided such payments in excess of $10,000 are due and payable only out of the proceeds of the funds raised);

4.3.2       without the prior written consent of the Required Holders, create any security interest or other lien for funded indebtedness on any asset subject to the Security Agreement other than (a) security interests and liens that are subordinate to those created under the Security Agreement on terms reasonably acceptable to the Required Holders (such approval not to be unreasonably withheld or delayed) or (b) purchase money security interests incurred in connection with the acquisition of assets in a transaction otherwise not prohibited hereunder.

4.3.3       redeem or re-purchase for cash any Common Stock or other equity security or security (other than convertible debt) exercisable to purchase any equity security of Issuer, or pay or declare any cash dividend or other cash distribution in respect thereof.

4.3.4       without the prior written consent of the Required Holders, amend the Issuer’s line of credit agreement with the Bank, as in effect immediately after the Closing or enter into any new agreement with Bank or any other  lender.

4.4          Dilutive Issuances.  Other than in connection with Exempt Issuances,  prior to the first anniversary of the date of this Agreement, without the prior written consent of the Required Holders, Issuer shall not (a) issue Common Stock (other than pursuant to the exercise of rights by holders of the Notes or Warrants or securities convertible into or exercisable to purchase Common Stock that are already outstanding on the date hereof) at a price per share that is less than the initial conversion price of the Notes, (b) issue securities convertible into or exercisable to purchase Common Stock, at a price per share of Common Stock to be issued that is less than the initial conversion price of the Notes or (c) distribute to holders of Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (each of the issuances described in clauses (a) through (c) is hereinafter referred to as a “Dilutive Issuance”).

4.5          Preemptive Right on Certain Issuances.

(a) Grant of Rights.  For a period of one year after the Closing Date, the Company hereby grants to each Purchaser the right to purchase, pro rata, all (or any part) of any New Securities (as defined in Section 4.5(f) below) that the Company may, from time to time during such period, propose to sell or issue.  The Purchaser’s pro rata share of the New Securities (its “Pro Rata Amount”) for purposes of this Section 4.5, is equal to the ratio of (i) the sum of the number of shares of Common Stock then held by the Purchasers plus the number of shares issuable to the Purchaser assuming the entire principal amount of all of the Notes held by the Purchaser are converted into Common Stock and all of the Warrants held by the Purchaser are exercised in accordance with their respective terms (the “Purchaser Shares”) to (ii) the sum of (A) the total number of shares of the Common Stock held all Purchasers as of the date of such determination, plus (B) the total number of  Purchaser Shares held by all Purchasers.

(b) Notice. The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any New Securities unless the Company shall deliver to each Purchaser a written notice of any proposed or intended issuance, sale or exchange of New Securities (the “Preemptive Offer”), which Preemptive Offer shall (i) identify and describe the New Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the New Securities to be issued, sold or exchanged, (iii) identify the persons or entities, if known, to which or with which the New Securities are to be offered, issued, sold or exchanged and (iv) offer to issue and sell to or exchange with such Purchaser such Purchaser’s Pro Rata Amount. The Purchaser shall have the right, for a period of 15 days following delivery of the Preemptive Offer, to purchase or acquire, at a price and upon the other terms specified in the Preemptive Offer, the number or amount of New Securities described above. The Preemptive Offer by its terms shall remain open and irrevocable for such 15-day period.

(c)  Acceptance of Preemptive Offer.  To accept a Preemptive Offer, in whole or in part, a Purchaser must deliver a written notice to the Company prior to the end of the 15-day Preemptive Offer period, setting forth the portion of the Purchaser’s Pro Rata Amount that such Purchaser elects to purchase (the “Notice of Acceptance”).

(d)  Company Sales of Refused Securities.  The Company shall have 180 days from the expiration of the period set forth in Section 4.5(c) above to issue, sell or exchange all or any part of such New Securities as to which a Notice of Acceptance has not been given by the Purchaser (the “Refused Securities”), but only upon terms and conditions that are not materially more favorable to the purchaser of such New Securities as described in the Preemptive Offer.  Notwithstanding anything contained in this Section 4.5 to the contrary, the Preemptive Offer need not be given prior to the purchase by the party intending to purchase the New Securities described in the Preemptive Offer; provided that (i) such Preemptive Offer is sent within five (5) days after the sale to such party is consummated and remains open for a fifteen (15) day period from the receipt thereof, (ii) the Company has set aside a number of shares sufficient to satisfy the obligations of the Company pursuant to this Section 4.5, and (iii) such New Securities purchased by the party intending to purchase the New Securities described in the Preemptive Offer are not considered for purposes of determining each Purchaser’s Pro Rata Amount pursuant to Section 4.5(a) hereof.

(e)  Completion of Purchase.  Upon the closing of the issuance, sale or exchange of all or less than all the Refused Securities, the Purchaser shall acquire from the Company, and the Company shall issue to the Purchaser, the number or amount of New Securities specified in the Notices of Acceptance upon the terms and conditions specified in the Preemptive Offer.  The purchase by the Purchaser of any New Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchaser or like investors of a purchase agreement relating to such New Securities reasonably satisfactory in form and substance to the Purchaser and the Company.

(f) “New Securities” Defined.  “New Securities” means (a) any shares of Common Stock, preferred stock or other equity securities of the Company, whether now authorized or not issued after the date hereof; and (b) any options, warrants, convertible notes, or similar rights issued after the date hereof that are or may become convertible into or exercisable or exchangeable for, or that carry rights to subscribe for, any equity securities of the Company; provided, however, that the term “New Securities” does not include any securities issued in connection with an Exempt Issuance.

4.6.         Limitation on Issuing Shares.  Unless and until Shareholder Approval has been obtained and deemed effective, the Company shall not upon the conversion of any Note or the exercise of any Warrants issued pursuant to this Agreement issue shares of Common Stock to the extent that such issuance, together with all previous issuances of Common Stock pursuant to the exercise of all Warrants and the conversion of all Notes issued pursuant to this Agreement, would in the aggregate exceed a number of shares of Common Stock equal to more than 19.99% of its issued and outstanding Common Stock on the Closing Date. Until Shareholder Approval has been obtained and deemed effective, each Purchaser shall be entitled to exercise its Warrants and convert its Notes only to the extent the total number of shares of Common Stock issuable to the Purchaser upon exercise of such Warrants and conversion of such Note does not exceed the Purchaser’s pro rata share of 19.99% of the number of issued and outstanding shares of Common Stock on the Closing Date. Such Purchaser’s pro rata share shall be the quotient obtained by dividing the Subscription Price paid by the Purchaser for the Securities, by the total of all Subscription Prices paid by all Purchaser’s for the Securities purchased by the Purchasers.

5.                                      TRANSFER RESTRICTIONS

5.1          Securities Law Compliance.  Each Purchaser acknowledges that the Securities may only be disposed of in compliance with applicable U.S. federal and state securities laws and foreign laws.  In connection with any transfer of the Securities other than (a) pursuant to an effective registration statement or SEC Rule 144, (b) to Issuer, or (c) to an Affiliate of a Purchaser, Issuer may require the transferor thereof to provide to Issuer an opinion of counsel selected by the transferor and reasonably acceptable to Issuer, the form and substance of which opinion will be reasonably satisfactory to Issuer, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  In the case of (c) above, as a condition of transfer, any such transferee will agree in writing to be bound by the terms of this Agreement.

5.2          Legend.  So long as is required by applicable U.S. federal and state and/or foreign securities laws, all documents evidencing any of the Securities must contain the following legend:

NEITHER THIS SECURITY NOR ANY SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY U.S. STATE OR OTHER JURISDICTION OR ANY EXCHANGE OR SELF-REGULATORY ORGANIZATION, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND SUCH OTHER LAWS AND REQUIREMENTS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR LISTING OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION AND/OR LISTING REQUIREMENTS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH WILL BE REASONABLY ACCEPTABLE TO THE COMPANY.

5.3          Acknowledgement. Each Purchaser acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in Section 5.2 is predicated upon Issuer’s reliance that Purchaser will sell any Securities pursuant either to applicable registration and/or listing requirements, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement or listing, they will be sold in compliance with the plan of distribution set forth therein and upon compliance with the prospectus delivery requirement.

6.             COLLATERAL AGENT

6.1          Appointment of Collateral Agent.  Each Purchaser hereby appoints and designates Collateral Agent as its agent to act as herein specified.  Each Purchaser irrevocably authorizes Collateral Agent to take such action on its behalf under the provisions of the Security Agreement, the Collateral Assignments and the other Transaction Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Collateral Agent may perform any of its duties hereunder by or through its agents or employees, and may appoint sub-agents to perform any or all of its duties as Collateral Agent hereunder without the prior consent of Issuer and Purchasers.

6.2          Nature of Duties of Collateral Agent.  Collateral Agent will have no duties or responsibilities, except those expressly set forth in the Transaction Documents.  Neither Collateral Agent nor, if Collateral Agent is an entity,  any of its officers, directors, members, managers, partners, employees or agents, will be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by or resulting from its or their gross negligence, willful misconduct or fraudulent act.  The duties of Collateral Agent will be mechanical and ministerial in nature.  Collateral Agent will not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser. Nothing in this Agreement, express or implied, is intended to or will be so construed as to impose upon Collateral Agent any obligations in respect of this Agreement and the Security Agreement, except as expressly set forth herein and therein.

6.3          Lack of Reliance on Collateral Agent.

6.3.1       Independently and without reliance on Collateral Agent, each Purchaser, to the extent it deems appropriate, has made and will continue to make (i) its own independent investigation of the financial condition and affairs of Issuer in connection with the taking or not taking of any action in connection herewith and with the other Transaction Documents, and (ii) its own appraisal of the creditworthiness of Issuer, and, except as expressly provided in this Agreement and the Security Agreement, Collateral Agent will have no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before or after the delivery of the Notes and Warrants.

6.3.2       Collateral Agent will not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or in connection with the Security Agreement or Collateral Assignments or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the other Transaction Documents, or the financial condition of Issuer, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Transaction Documents, or the financial condition of Issuer, or the existence or possible existence of any or Event of Default or other breach or default by Issuer.

6.4          Certain Rights of Collateral Agent.  If Collateral Agent requests instructions from Purchasers with respect to any act or action (including forbearance from taking action) in connection with this Agreement or the Security Agreement, then Collateral Agent will be entitled to act or refrain from such act or taking such action unless and until Collateral Agent has received instructions from Purchasers, and Collateral Agent will not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Purchaser will have any right of action whatsoever against Collateral Agent as a result of Collateral Agent’s acting or refraining from acting hereunder in accordance with the instructions of Purchasers.

6.5          Reliance by Collateral Agent.  Collateral Agent will be entitled to rely, and will be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, fax, telex, teletype, message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Collateral Agent may consult with legal counsel (including Issuer’s counsel), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel, accountants or experts.

6.6          Collateral Agent in Its Individual Capacity.  If Collateral Agent is also a Purchaser, then with respect to its Note and Warrant, Collateral Agent will have the same rights and powers hereunder as any other Purchaser and may exercise the same as though it were not performing the duties specified herein, and the terms “Purchaser” and “Purchasers” or any similar terms will, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity.  Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of securities purchase, trust, financial advisory or other business with Issuer or any subsidiary as if it were not performing the duties specified herein, and may accept fees and other consideration from Issuer or any subsidiary for such services without having to account for the same to Purchasers.

6.7          Successor Collateral Agent.

6.7.1       Collateral Agent may resign at any time by giving written notice thereof to Purchasers and Issuer, and Collateral Agent may be removed at any time with or without cause by the decision of Purchasers holding a majority in face amount of the Notes.  Upon any such resignation or removal, Purchasers will have the right, with the prior written consent of Issuer, which consent will not be unreasonably withheld or delayed, to appoint a successor agent to serve as Collateral Agent hereunder and under the Security Agreement.  If no successor Collateral Agent has been so appointed by the Purchasers and has accepted such appointment within 30 days after retiring Collateral Agent’s giving of notice of resignation or Purchasers’ removal of retiring Collateral Agent, then, upon the prior written consent of Issuer, which consent will not be unreasonably withheld or delayed, retiring Collateral Agent may, on behalf of Purchasers, appoint a successor Collateral Agent, which must be acceptable to the holders of a majority of the outstanding indebtedness under the Notes.

6.7.2       Upon the acceptance by a successor person meeting such qualifications of any appointment as Collateral Agent hereunder, such successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of retiring Collateral Agent, and retiring Collateral Agent will be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions hereof will survive as to any actions taken or omitted by it while it was Collateral Agent under this Agreement.

6.8          Transaction Documents.

6.8.1       Each Purchaser hereby authorizes Collateral Agent to enter into each of the Transaction Documents in the respective forms of the Exhibits hereto and to take all action contemplated thereby.  All rights and remedies under the Transaction Documents may be exercised by Collateral Agent for the benefit of Purchasers upon the terms hereof and thereof.

6.8.2       Whenever under any provision of any Transaction Document Collateral Agent has the right to grant or withhold any consent, exercise any remedy, make any determination or direct any action by Issuer under such Transaction Document, Collateral Agent will act in respect of such consent, exercise of remedies, determination or action, as the case may be, with the consent of and at the direction of Purchasers holding Notes representing in the aggregate a majority of the outstanding principal amount of the Notes; however, no such consent of the Purchasers will be required with respect to any consent, determination or other matter that is ministerial or administrative in nature.  Whenever any consent of or direction from the Purchasers is required, Collateral Agent will send to Purchasers a notice setting forth a description in reasonable detail of the matter as to which consent or direction is requested and Collateral Agent’s proposed course of action with respect thereto.  If Collateral Agent has not received a response from any Purchaser within three business days after giving such notice, then such Purchaser will be deemed to have agreed to the course of action proposed by Collateral Agent.

6.9          Indemnification of Collateral Agent.  Purchasers will indemnify and hold Collateral Agent harmless from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses actually incurred) that Collateral Agent may incur as a consequence, directly or indirectly, of its services as Collateral Agent for Purchasers, other than such items arising out of Collateral Agent’s gross negligence, willful misconduct or fraudulent act.  Any amounts due Collateral Agent from Purchasers pursuant to this Section 6.9 will be paid to Collateral Agent by Purchasers promptly upon request therefor in accordance with their pro rata ownership of the face amount of the Notes.

7.             MISCELLANEOUS

7.1          Fees and Expenses.  Except as otherwise set forth in the Transaction Documents and any engagement letter or agreement between Issuer and the Placement Agent, each party will pay its own fees and expenses incident to the negotiation, preparation, execution and delivery of this Agreement.

7.2          Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto and the engagement letters or agreements between Issuer and the Placement Agents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3          Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Pacific time) on a business day, (b) the next business day after the date of transmission if such notice or communication is delivered via fax on a day that is not a business day or later than 5:30 p.m. (Pacific time) on a business day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The facsimile number and address for such notices and communications are as set forth on the signature pages hereto or as otherwise notified by any party to the others in accordance herewith from time to time.

7.4          Amendments; Waivers.  No waiver or any right under this Agreement will be effective unless set forth in a writing signed by the party waiving such right. No waiver of any default under this Agreement will be deemed to be a continuing waiver or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5          Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and do not limit, expand or modify the meaning hereof.

7.6          Successors and Assigns.  This Agreement binds and benefits the parties and their successors and permitted assigns.  Issuer may not transfer or assign its rights or obligations hereunder, but each Purchaser, subject to Section 5.1, may assign its rights and obligations under this Agreement to any Person.

7.7          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.8          Governing Law; Forum; Jury Trial Waiver. (a) This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or any other Transaction Document or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS.

7.9          Survival.  The representations, warranties and covenants contained herein will survive the Closing and the delivery of the Securities.

7.10        Execution.  The parties contemplate that each Purchaser will sign a separate signature page to this Agreement and deliver the same to Issuer as part of its subscription documents, and which signature pages will collectively be appended to a single copy of this Agreement by Issuer for all Purchasers whose investor questionnaires are approved and who otherwise become subscribers for a Note and Warrant, and when so appended will collectively constitute a single original.  If desired, the parties may execute additional counterparts of this Agreement, each of which when executed will be an original, and all such counterparts will together constitute one and the same agreement.  This Agreement will become effective with respect to each Purchaser when at least one counterpart has been executed and delivered by such Purchaser, Issuer and Collateral Agent, and counter-signed by Issuer on the original or a counterpart of the signature page for such Purchaser. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, then such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original.

7.11        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.12        Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, Issuer will issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Issuer of such loss, theft or destruction and upon provision of an indemnity reasonably acceptable to Issuer. The applicant for a new certificate or instrument under such circumstances will also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

7.13        Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and Issuer will be entitled to specific performance under the Transaction Documents. The parties acknowledge that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby waive and covenant not to assert in any Proceeding for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.14        Usury.  Notwithstanding any provision to the contrary contained in any Transaction Document, the total liability of Issuer under the Transaction Documents for payments in the nature of interest will not exceed the maximum lawful rate, and, without limiting the foregoing, in no event will any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that Issuer may be obligated to pay under the Transaction Documents exceed such maximum rate. If the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, then the new maximum contract rate of interest allowed by law will be the maximum rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the maximum rate is paid by Issuer to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, then such excess will be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to Issuer, the manner of handling such excess to be at such Purchaser’s election.

7.15        Indemnification.  (a) In consideration of each Purchaser’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Issuer’s other obligations under the Transaction Documents, the Issuer shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Issuer in any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Issuer contained in any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Issuer) and arising out of or resulting from (1) the execution, delivery, performance or enforcement of any Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (2) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (3) the status of such Purchaser or holder of the Securities as an investor in the Issuer pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Issuer may be unenforceable for any reason, the Issuer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law provided that the Issuer shall not be obligated to indemnify a Purchaser or Collateral Agent for any Indemnified Liabilities caused by the gross negligence or willful misconduct of that Purchaser and the Issuer shall not be obligated to indemnify the Collateral Agent for any Indemnified Liabilities caused by the gross negligence or willful misconduct of the  Collateral Agent.

(b) Promptly after receipt by Indemnitee under this Section 7.15 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.15, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee, as the case may be; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding.  In the case of an Indemnitee, legal counsel referred to in the immediately preceding sentence shall be selected by the holders of a majority in outstanding principal amount of the Notes held by such holders to which the claim relates.  The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee which relates to such action or claim.  The indemnifying party shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations in respect thereof. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee in respect of all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnitee under this Section 7.15, except to the extent that the indemnifying party is materially prejudiced in its ability to defend such action.

(c) The indemnification required by this Section 7.15 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(d)  The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

[counter-part signature page for Securities Purchase Agreement]

SIGNED AND DELIVERED as of the date first indicated above.

ASPYRA, INC.
as Issuer

By:	/s/ James Zierick
Name:	James Zierick
Title:	Chief Executive Officer

/s/ Jay Weil
Jay Weil, Collateral Agent

[additional counter-part signature page for Securities Purchase Agreement]

Name of Purchaser:

Subscription Price:

Face Amount of Note:

No. of Warrant Shares:

Notice Address:

SIGNED AND DELIVERED as of the dates indicated below.

ASPYRA, INC.
as Purchaser	as Issuer

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT A

Form of Note

EXHIBIT B

Form of Registration Rights Agreement

EXHIBIT C-1

Form of Security Agreement

EXHIBIT C-2

Form of Notice of Collateral Assignment of Security Interest

in Patent Applications

EXHIBIT C-3

Form of Notice of Collateral Assignment of Security Interest

in Trademarks

EXHIBIT C-4

Form of Notice of Collateral Assignment of Security Interest

in Copyrights

EXHIBIT D

Form of Warrant

EXHIBIT E

Form of Escrow Agreement

EXHIBIT F

Form of Accredited Investor Questionnaire

EXHIBIT G

Form of Legal Opinion of Issuer’s Counsel

EXHIBIT H

Form of Lock-Up Agreement

SCHEDULE 3.1.4

Required Actions

SCHEDULE 3.1.6

Capitalization of Issuer

The Issuer is authorized to issue two classes of shares designated as “Common Stock” and “Preferred Stock”.  The number of shares of Common Stock authorized to be issued is 20,000,000, no par value.  The number of shares of Preferred Stock authorized to be issued is 500,000, no par value.  There are currently 12,437,150 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no shares issued and held as treasury stock.

Pursuant to the Issuer’s Equity Incentive Plan, the Issuer is authorized to issue 1,290.875 shares.  The Issuer currently has 641,765 options outstanding under the plan with 649,110 reserved for issuance.

The Issuer currently has the following individuals with the right of first refusal, preemptive right, right of participation, anti-dilution right or any similar right to participate in, or that is triggered by, the transactions contemplated by the Transaction Documents:

•                  Ann Krueger & Kyle Krueger

•                  Tebo Partners II, LLC

•                  Gregory H. Ekizian Revocable Trust

•                  J. Shawn Chalmers Revocable Trust

•                  Ronald R. Comer Trust

•                  Al Des Marteau

•                  Denise Des Marteau

•                  Scott J. and Cathy H. Duncan

•                  The Robert K. Green Trust

•                  Martin Gregory Haake Trust

•                  James G. Hammond and Katherine L. Hammond

•                  Francis M. Hanna and Joanne L. Hanna

•                  Daniel R. Henry

•                  Joe C. Higday Trust

•                  Ron Loew

•                  Cynthia M. Mason

•                  James H. McCroy

•                  James H. McCroy IRA of James H. McCroy

•                  Orion Capital Investment, LLC

•                  David G. Orschein

•                  Pleiades Investment Partners RLP

•                  Potomac Capital Partners LP

•                  Potomac Capital International Ltd.

•                  Prime Petroleum Profit Sharing Trust

•                  Sands Partnership No. 1 Money Purchase Pension Plan and Trust

•                  Slater FF&E Fund LLC

•                  Tebo Capital LLC

•                  Tebo Capital SEP IRA

•                  Leon B. Wright and Delores J. Wright

•                  Philip C. Young

•                  MV Advisors II, LLC

•                  TITAB, LLC

•                  C. Ian Sym-Smith

•                  J. Shawn Chalmers

SCHEDULE 3.1.9

Brokerage or Finder’s Fee

The Issuer has agreed to pay Great American Advisors, Inc. (GAI) the following with respect to the transactions contemplated by the Transaction Documents:

•                  An amount of secured convertible notes and share purchase warrants (or any other securities issued to purchasers at closing) having an aggregate value (based on the purchase price paid for such securities by the purchasers) equal to (a) 8% of the gross purchase price for securities purchased in the transactions contemplated by the Transaction Documents by all purchasers who have been introduced to the Issuer by GAI and (b) 4% of the gross purchase price for securities purchased in the transactions contemplated by the Transaction Documents by any other person.

•                  Non-refundable due diligence fee of $5,000.

•                  Warrants (which shall contain the same exercise price , term and other provisions as the warrants issued to purchasers in the transactions contemplated in the Transaction Documents) to purchase the number of shares of the Issuer’s common stock equal to the sum of (a) 50,000 plus (b) the product obtained by multiplying 25,000 times, a fraction the numerator of which is the difference between the gross purchase price for all securities sold in the transactions contemplated by the Transaction Documents and $2,000,000 and the denominator of $1,000,000.

•                  Reimbursement of expenses not to exceed $20,000.

SCHEDULE 3.1.12

On November 15, 2007, the Issuer announced the retirement of its President and Chief Executive Officer, Steven M. Besbeck which was effective as of November 30, 2007.  On February 28, 2008, the Issuer announced the appointment of James Zierick as interim Chief Executive Officer.

SCHEDULE 3.1.20

Intellectual Property

Pursuant to the terms of the Issuer’s revolving line of credit, Western Commercial Bank has a security interest in the Issuer’s Intellectual Property.  The revolving line of credit has a one year term and will mature on February 27, 2009.

Pursuant to a note purchase agreement and security agreement dated January 28, 2008, TITAB, LLC, and C.I. Sym-Smith, have a security interest in the Issuer’s Intellectual Property. Pursuant to the note purchase agreement, the notes under the note purchase agreement will automatically convert to notes with the same terms and conditions as the Notes issued pursuant to this Agreement.

Pursuant to a note purchase agreement and security agreement dated March 13, 2008, J. Shawn Chalmers has a security interest in the Issuer’s Intellectual Property. Pursuant to the note purchase agreement, Mr. Chalmers will have the option to convert his note to notes with the same terms and conditions as the Notes issued pursuant to this Agreement.